INDEPENDENT AUDITORS' CONSENT

 Merrill Lynch North Carolina Municipal Bond Fund of
 Merrill Lynch Multi-State Municipal Series Trust:

 We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 33-48692 of our report dated September 8, 1998 appearing in the annual report to shareholders of the Merrill Lynch North Carolina Municipal Bond Fund for the year ended July 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


 /s/  Deloitte & Touche LLP
 Deloitte & Touche LLP
 Princeton, New Jersey
 September 28, l998